                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                  DIAMOND HOME SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                          DIAMOND HOME SERVICES, INC.

                               222 CHURCH STREET

                           WOODSTOCK, ILLINOIS 60098

                                 (815) 334-1414

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 15, 1997
                             ---------------------

TO THE STOCKHOLDERS:

    The Annual Meeting of Stockholders of Diamond Home Services, Inc., a Delaware corporation (the "Company"), will be held at The Clarion Hotel at O'Hare, 6810 North Mannheim Road, Rosemont, Illinois 60018 on Friday, May 15, 1997, at 10:00 A.M. local Chicago time for the following purposes:

        1.  To elect five directors; and

        2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 3, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          Joseph U. Schorer

                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

April 18, 1997

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                          DIAMOND HOME SERVICES, INC.

                               222 CHURCH STREET

                           WOODSTOCK, ILLINOIS 60098

                            ------------------------

                                PROXY STATEMENT

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 1997
                             ---------------------

To the Stockholders of
DIAMOND HOME SERVICES, INC.:

    This Proxy Statement is being mailed to stockholders on or about April 18, 1997, and is furnished in connection with the solicitation by the Board of Directors of Diamond Home Services, Inc., a Delaware corporation (the "Company"), of proxies for the Annual Meeting of Stockholders to be held on May 15, 1997, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company.

    A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. The affirmative vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at this meeting is required for the election of directors and any other proposal submitted to a vote. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker non-votes and the shares as to which stockholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will have no effect on the election of directors or any other proposal submitted to a vote.

    Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person or by telephone.

    The Annual Report to Stockholders for fiscal year 1996 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Company.

    As of April 3, 1997, the record date for determining stockholders entitled to vote at the annual meeting, the Company had 9,079,675 shares of common stock (the "Common Stock") issued and outstanding. Shares of Common Stock are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                        SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of April 3, 1997, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) directors, (iii) each Named Executive Officer (defined below), and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such beneficial owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

    Under Rule 13d-3 of the Exchange Act, persons who have the power to vote or dispose of Common Stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities are listed opposite more than one name in the table. Except as set forth below, the address of each of the stockholders named below is the Company's principal executive and administrative office.

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY      PERCENT OF
NAME                                                                                      OWNED          CLASS (1)
----------------------------------------------------------------------------------  -----------------  -------------
Globe Building Materials, Inc. ("Globe")(2) ......................................       3,417,000           37.6%
  2230 Indianapolis Boulevard
  Whiting, IN 46394

The Kaufman Fund, Inc.(3) ........................................................         500,000            5.5
  140 East 45th Street, 43rd Floor
  New York, NY 10017

C. Stephen Clegg(4)(5)............................................................       3,426,763           37.7

Jacob Pollock(6)..................................................................       3,417,500           37.6

George A. Stinson(6)..............................................................       3,417,000           37.6

James M. Gillespie(5).............................................................         142,260            1.6

Frank Cianciosi(5)................................................................         140,750            1.6

Jerome Cooper(5)..................................................................         137,575            1.5

Ronald D. Schurter(5)(7)..........................................................         130,850            1.4

James F. Bere, Jr.................................................................           5,000           *

Donald Griffin(8).................................................................         --               --

All directors and executive officers as a group (11 persons)(4)(5)(6).............       4,016,698           44.1

------------------------

 *  Less than 1%.

(1) Percentage of beneficial ownership is based on 9,079,675 shares of Common Stock outstanding as of April 3, 1997, plus, in the case of Messrs. Clegg, Gillespie, Cianciosi, Cooper, Schurter and all directors and executive officers as a group, the amount of shares of Common Stock which are subject to presently exercisable options or options that are exercisable within 60 days of April 3, 1997, which are held by such individual or group.

(2) Based upon a Schedule 13G filed by Globe and Mr. Clegg with the Securities and Exchange Commission. Globe owns all of the stock of GBM, Inc., a Delaware corporation ("GBM"), which in turn owns 3,417,000 shares of Common Stock. Reference herein to Common Stock owned by Globe refers to shares of Common Stock owned by GBM. Mr. Clegg may be deemed to control approximately 57.0% of the common stock of Globe through direct ownership and through ownership by entities Mr. Clegg may be deemed to control. In addition, Mr. Clegg controls approximately 11.0% of the common stock of Globe through voting agreements with other Globe stockholders. Messrs. Pollock and Stinson own approximately 1.7% and 1.4% of the common stock of Globe, respectively.

(3) Based upon a Schedule 13G filed by The Kaufman Fund, Inc. with the Securities and Exchange Commission. The Kaufman Fund, Inc. has sole voting and dispositive power with respect to the shares beneficially owned.

(4) Includes all shares beneficially owned by Globe. Mr. Clegg may be deemed to be the beneficial owner of such shares by virtue of his positions as Chairman of the Board, Chief Executive Officer and controlling stockholder of Globe.

(5) Includes 9,763 shares (Mr. Clegg), 1,806 shares (Mr. Gillespie), 2,400 shares (Mr. Cianciosi), 1,225 shares (Mr. Cooper), 3,500 shares (Mr. Schurter) and 30,444 shares (all directors and executive officers as a group) held by such persons or group which are subject to presently exercisable options or options exercisable within 60 days of April 3, 1997.

(6) Includes all shares beneficially owned by Globe. See Note (2) above. Messrs. Pollock and Stinson may be deemed beneficial owners of the shares owned by Globe by virtue of their positions as directors of Globe. Messrs. Pollock and Stinson disclaim beneficial ownership of such shares.

(7) The address of Mr. Schurter is 26920 Iron Stone Drive, Yorba Linda, CA 92687. Mr. Schurter retired effective February 20, 1997.

(8) The address of Mr. Griffin is 3637 Woodlake Dr., Bonita Springs, FL 33923. Mr. Griffin resigned as Chief Executive Officer, Chairman of the Board and a director of the Company effective February 12, 1996.

                             ELECTION OF DIRECTORS

    The Amended and Restated Certificate of Incorporation of the Company provides for one class of directors. The By-Laws of the Company provide that the directors shall be elected at the annual meeting of stockholders and that each director shall hold office (subject to certain exceptions) until the next annual meeting of stockholders.

    It is intended that the proxies (except proxies marked to the contrary) will be voted for the five nominees listed below, which nominees are members of the present Board of Directors. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

    The following table sets forth certain information with respect to the nominees:

NAME AND AGE                                            PRINCIPAL OCCUPATION AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------
C. Stephen Clegg(46)...................  Mr. Clegg has been a director of the Company since September 1993 and has served as the Company's Chairman of the Board and Chief Executive
                                         Officer since February 1996 and President since April 1996. From April
                                         1989 to the present, Mr. Clegg has served as Chairman of the Board and
                                         Chief Executive Officer, and has been the controlling stockholder, of
                                         Globe, a manufacturer of home building products, including roofing shingles and related roofing products. Globe is the Company's largest stockholder. Mr. Clegg has served as the Chairman of the Board and Chief
                                         Executive Officer of Mid-West Spring Manufacturing Company, a company which manufactures specialty springs, wire forms and metal stamping products ("Mid-West Spring"), and its predecessors since April 1993 and has served as a director since 1991. Since April 1994, Mr. Clegg has also served as the Chairman of the Board and Chief Executive Officer,
                                         and has been the controlling stockholder, of Catalog Holdings Inc.
                                         ("Catalog"). Mr. Clegg is president of Clegg Industries, Inc., a private investment firm which he founded in September 1988. Prior to founding
                                         Clegg Industries, Inc., he was a managing director of AEA Investors,
                                         Inc., a private investment firm. Mr. Clegg is currently a director of two other public companies, Birmingham Steel Corporation, a steel production company, and Ravens Metal Products, Inc., a manufacturer of aluminum products.

James F. Bere, Jr.(45).................  Mr. Bere has served as a director of the Company since April 1996. From
                                         January 1995 to the present, Mr. Bere has been the Chairman of the Board of Directors and Chief Executive Officer of Ameritel Corporation, an
                                         outsourcing solutions company which he founded in 1982 and for which he served as President and Chief Executive Officer from 1982 through 1990.
                                         From January 1993 to May 1994, Mr. Bere was a Vice President of PIA
                                         Merchandising Company and from September 1990 to December 1992 he was a
                                         Senior Vice President of Marketing and Business Development for Matrix
                                         Marketing, Inc., a division of Cincinnati Bell.

James M. Gillespie(57).................  Mr. Gillespie has been a director of the Company since May 1995 and in
                                         January 1997 he was appointed Vice President--Business Development for the Company. From April 1996 until January 1997, Mr. Gillespie was Vice
                                         President--Southeastern Region of the Company. He was
                                         President--Southeastern Region of the Company from May 1995 to April
                                         1996, had been Southeastern Region Manager from February 1994 to May
                                         1995 and was a director of the Company from September 1993 to September
                                         1994. Prior to joining the Company, Mr. Gillespie held various retail management positions with Sears, Roebuck and Co. ("Sears") from 1962 to
                                         1989 and was a regional business manager of installed home improvements at Sears from 1989 to May 1993.

NAME AND AGE                                            PRINCIPAL OCCUPATION AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------
Jacob Pollock(72)......................  Mr. Pollock has served as a director of the Company since September
                                         1993. He also serves as a director of Globe and Mid-West Spring. From
                                         May 1991 to the present, Mr. Pollock has been Chairman of the Board,
                                         Chief Executive Officer and Treasurer of Ravens Metal Products Inc. From
                                         April 1989 to the present, Mr. Pollock has been the Chief Executive
                                         Officer and the Chief Operating Officer of J. Pollock & Co., a company which is principally engaged in the sale of aluminum, private investing and consulting. From 1949 to 1989, Mr. Pollock served as Chief Executive
                                         Officer of Barmet Aluminum Corporation. Mr. Pollock also serves as a director of several non-public companies, including Techno Cast, Inc.
                                         and Aluminum Warehouse, Inc.

George A. Stinson(81)..................  Mr. Stinson has served as a director of the Company since September
                                         1993. Mr. Stinson also serves as a director of Globe and Mid-West
                                         Spring. Mr. Stinson is currently retired from active corporate management and the practice of law. From 1961 until 1982 he served as
                                         Chief Executive Officer of National Steel Corporation and from 1965 to
                                         1981 he was also its Chairman of the Board. From 1981 to 1985 he was of counsel to the law firm of Thorp, Reed & Armstrong in Washington, D.C.
                                         Mr. Stinson also presently serves on the Board of Directors of
                                         Birmingham Steel Corporation.

                             EXECUTIVE COMPENSATION

    The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company by the Company's chief executive officer, the Company's four other highest compensated executive officers, and the former chief executive officer of the Company, who terminated service with the Company effective February 12, 1996 (together, the "Named Executive Officers"), for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                             -------------
                                                                                                AWARDS
                                                            ANNUAL COMPENSATION              -------------
                                                -------------------------------------------   SECURITIES
                                                                           OTHER ANNUAL       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR     SALARY($)    BONUS($)   COMPENSATION($)(1)   OPTIONS(#)(2)  COMPENSATION($)(3)
-----------------------------------  ---------  ----------  ----------  -------------------  -------------  ------------------
C. Stephen Clegg(4) ...............       1996  $  198,075  $  337,500          --                39,050            --
  Chairman of the Board,                  1995      --          --              --                --                --
  Chief Executive Officer and
  President

James M. Gillespie ................       1996     183,340     147,840          --                 7,225        $   65,000
  Vice President--Business                1995     126,800     182,236       $   3,080            --                65,000
  Development and a Director

Frank Cianciosi ...................       1996     226,920     273,080          --                 9,600            60,000
  Vice President--Sales                   1995     126,650     350,407           2,997            --                60,000

Jerome Cooper .....................       1996     183,950     178,460          --                 4,900            60,000
  Vice President--Installations           1995     126,800     184,441             282            --                60,000

Ronald D. Schurter(5) .............       1996     159,620      38,390          --                 3,500            60,000
  Vice President                          1995     126,800      90,500          --                --                60,000

Donald Griffin(6) .................       1996      14,423      --              --                --               350,505
                                          1995     125,000     219,635           3,488            --               189,020

------------------------

(1) Reflects amounts paid to the individuals during the fiscal year for the payment of certain taxes.

(2) Represents stock options for the indicated number of shares granted under the Company's 1996 Incentive Stock Option Plan ("Stock Option Plan").

(3) Reflects (a) in the cases of Messrs. Cianciosi, Gillespie, Cooper and Schurter, payments pursuant to security agreements between each of such individuals and the Company ($20,000 annually of which was applied, in the case of Messrs. Schurter (1995 and 1996) and Gillespie (1996 only), to the payment of life insurance premiums), and (b) in the case of Mr. Griffin, payments ($20,000 annually of which was applied to the payment of life insurance premiums) in connection with his resignation and (to the extent of $15,751.67 per month) pursuant to a security agreement between Mr. Griffin and the Company. See "Certain Transactions."

(4) Mr. Clegg received no compensation from the Company in 1995. The Company paid management fees of $558,000 (in 1995) and $311,000 (in 1996) to Globe, for which Mr. Clegg is the Chairman of the Board, Chief Executive Officer and controlling stockholder, pursuant to a management agreement between the Company and Globe which was terminated in June 1996. See "Certain Transactions." On February 12, 1996, Mr. Clegg became the Chairman of the Board and Chief Executive Officer of the Company, and in April 1996 he became the Company's President.

(5) Mr. Schurter retired effective February 20, 1997.

(6) Mr. Griffin resigned as the Chairman, Chief Executive Officer and a director of the Company effective February 12, 1996.

    The following tables set forth the number of incentive stock options granted to the Named Executive Officers during 1996 under the Stock Option Plan and information regarding exercisable and unexercisable incentive stock options held by the Named Executive Officers as of December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                   INDIVIDUAL GRANTS
                                               ----------------------------------------------------------   GRANT DATE
                                                 NUMBER OF                                                     VALUE
                                                SECURITIES       % OF TOTAL                                -------------
                                                UNDERLYING     OPTIONS GRANTED    EXERCISE                  GRANT DATE
                                                  OPTIONS      TO EMPLOYEES IN      PRICE     EXPIRATION      PRESENT
NAME                                           GRANTED(#)(1)   FISCAL YEAR (2)    ($/SH)(3)      DATE       VALUE($)(4)
---------------------------------------------  -------------  -----------------  -----------  -----------  -------------
C. Stephen Clegg.............................       39,050             14.2%      $   13.00      6/19/06    $   287,000
James M. Gillespie...........................        7,225              2.6           13.00      6/19/06         53,100
Frank Cianciosi..............................        9,600              3.5           13.00      6/19/06         70,600
Jerome Cooper................................        4,900              1.8           13.00      6/19/06         36,000
Ronald D. Schurter...........................        3,500              1.3           13.00      6/19/06         25,700
Donald Griffin...............................       --               --              --           --            --

------------------------

(1) All options were granted on June 19, 1996, the date of the Company's initial public offering. Twenty-five percent of the options granted to each person became exercisable upon grant. Thereafter, the options become exercisable at the rate of 25% of the total shares subject to the option on and after each of the next three anniversaries of the option grant. The term of the options is ten years.

(2) Based on 275,000 total options granted to employees, including the Named Executive Officers, in 1996.

(3) The exercise price is equal to the initial public offering price of the Common Stock.

(4) The Company uses a modified Black-Scholes option pricing model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The calculations for the Named Executive Officers are based on the following assumptions: risk free interest rate of 6.22%, dividend yield of 0%, volatility factor of the expected market price of the Company's Common Stock of .588, and weighted-average expected life of each option of 5 years. The resulting value has not been reduced by a factor for forfeiture because the Company does not have sufficient historical experience upon which to make a reasoned assumption as to this factor.

                        FISCAL YEAR-END OPTION VALUES(1)

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                              OPTIONS AT FISCAL YEAR-      IN-THE- MONEY OPTIONS AT
                                                                       END(#)               FISCAL YEAR-END($)(2)
                                                            ----------------------------  --------------------------
NAME                                                         EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -------------  -------------  -----------  -------------
C. Stephen Clegg..........................................        9,763         29,287     $ 135,462    $   406,357
James M. Gillespie........................................        1,806          5,419        25,058         75,189
Frank Cianciosi...........................................        2,400          7,200        33,300         99,900
Jerome Cooper.............................................        1,225          3,675        16,997         50,991
Ronald D. Schurter(3).....................................        3,500         --            48,563        --
Donald Griffin............................................       --             --            --            --

------------------------

(1) No options were exercised in the last fiscal year by the Named Executive Officers.

(2) Value is calculated by subtracting the exercise price per share from the average of the high and low market prices at December 31, 1996, of $26.875 and multiplying by the number of shares subject to the stock option.

(3) Mr. Schurter retired from the Company in February, 1997. Under the Stock Option Plan and the separation agreement related to his retirement, Mr. Schurter's options became fully exercisable at that time, which this table accordingly reflects. The value of these options is based on the average price for the Company's Common Stock on December 31, 1996, as described in footnote (2).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

    The compensation paid to executives and key operating associates consists of four elements: (i) base salary, (ii) annual incentive compensation, (iii) incentive stock options and, (iv) employee benefit plans. The compensation package is designed to attract and retain top quality management associates as well as align management's interests with the interests of the Company's stockholders. In the opinion of the Committee, the total compensation package is competitive and designed to provide meaningful incentives to the Company's management and key operating associates.

    At the time of the Company's inception in 1993, initially recognizing the risks associated with a start-up operation and following the Company's philosophy of emphasizing a variable cost approach to its operating model, base salary was generally set at a relatively low level with a larger component of compensation based on net sales and profitability of the Company.

    Significant changes were made in the Company's capitalization and corporate management during the last fiscal year, in major part, due to the Company's June 1996 initial public offering; and compensation changes were implemented to reflect these changes and the transition from a private to a public company. In February and April 1996, the Chairman and Chief Executive Officer and President positions were vacated and the duties and responsibilities were combined into one executive position. In June 1996, the Company (a) increased, retroactive to the beginning of the year, certain executive and key operating associates' base salaries with corresponding reductions in annual incentive compensation and (b) terminated all management employment contracts. The Company believes, consistent with its emphasis on a variable cost approach to its operating model, that long-term employment agreements are only appropriate in special circumstances. Currently, the Company has no long-term employment agreements in effect. Set forth below is a discussion of the various components of the compensation arrangements provided to executives and key operating associates as well as a discussion of the compensation arrangements provided to those individuals who served as the Company's Chief Executive Officer during the last fiscal year.

1996 COMPENSATION

BASE SALARY

    Base salary levels for executives and key operating associates reflected the Committee's subjective judgments of appropriate salaries in light of the duties and responsibilities inherent in the individual's position. The particular qualifications of an individual, including position and level of experience, were considered in establishing a base salary level when the individual was appointed to a given position. The performance and future contributions of the individual to the Company as well as the Company's overall, regional or individual unit performance, as the case may be, were the primary criteria used in determining base salary levels.

ANNUAL INCENTIVE COMPENSATION

    The Company maintained an annual incentive compensation program that was intended to give incentives for superior financial performance based on Company, regional and individual unit, as the case may be, net sales and profit performance. Annual incentive compensation pools, determined as a percentage of net sales and operating profits, were established for each group of executives or key operating associates. Each executive or key operating associate participated in the annual incentive compensation pool, generally, in proportion to his or her base salary, as such related to all base salaries in such pool. The percentage of net sales and profits used to calculate annual incentive compensation pools was reduced from that used in prior years, recognizing the increases in certain base salaries and the transition from a private to a public company. Bonuses were paid in 1996 to the executive officers and key operating associates based on the Company's net sales and operating profit.

INCENTIVE STOCK OPTIONS

    The Company used incentive stock options as a long-term incentive program for executives and key operating associates. Incentive stock options were used because they directly align, over the long term, the interests of the executives and key operating associates with the interests of the Company's stockholders. The Committee generally grants incentive stock option awards annually. In the case of executives and key operating associates who joined the Company during the year, options were, in certain circumstances, awarded.

EMPLOYEE BENEFIT PLANS

    The Company's executives and key operating associates participated in employee benefit plans made available to all full-time employees. In addition, executives and key operating associates received certain traditional perquisites, which are customary for their positions.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The position of Chief Executive Officer was held by two persons during fiscal 1996. Donald Griffin served as the Company's Chairman and Chief Executive Officer from January 1, 1996, to February 12, 1996, at which time C. Stephen Clegg assumed that position. In April 1996, the position of President of the Company was also assumed by Mr. Clegg.

    Mr. Griffin's base salary and annual incentive compensation were established by an agreement with the Company which was entered into in September 1994. Mr. Clegg's 1996 base salary was based on the combined 1995 base salaries paid to the former chairman and chief executive officer and former president, prorated to reflect the actual periods in 1996 in which Mr. Clegg occupied those positions. In June 1996, Mr. Clegg's base salary was not increased when certain other executives' and key operating associates' base salaries were increased as a result of the Committee's determination that Mr. Clegg's base salary was appropriate. Mr. Clegg received a bonus in 1996 based on the Company's net sales and operating profit as well as the completion of the Company's initial public offering in June 1996. In June 1996, Mr. Clegg was awarded options to purchase 39,050 shares of Common Stock. Mr. Clegg does not have a long-term employment agreement with the Company.

                           Respectfully Submitted By:

                           The Compensation Committee
                          George A. Stinson (Chairman)
                               James F. Bere, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    For the period from January 1, 1996, through April 1996, the Company had no compensation committee. During that period the Company's board of directors determined executive officer compensation. Messrs. Clegg and Gillespie, directors of the Company, were officers of the Company during such time. Since April 1996, the Company's Compensation Committee has consisted of Messrs. Bere and Stinson.

    Mr. Clegg is currently a member of the Compensation Committee of the Board of Directors of Ravens Metal Products, Inc., a company for which Mr. Pollock, a director of the Company, is the Chairman of the Board, Chief Executive Officer, and Treasurer. Mr. Pollock does not serve on the Compensation Committee of the Company.

                               PERFORMANCE GRAPH*

    Set forth below is a line graph comparing the yearly cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the indices indicated for the period beginning June 20, 1996, the date the Company's Common Stock began trading on the Nasdaq National Market, and ending December 31, 1996. This graph assumes that $100 was invested on June 20, 1996 and that all dividends were reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance. EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                                            DIAMOND HOME
                                                                                                            Services, Inc.
6/20/96                                                                                                            $100.00
7/31/96                                                                                                             118.60
9/30/96                                                                                                             196.60
11/29/96                                                                                                            150.80
12/31/96                                                                                                            186.40
Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends, if any.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 6/20/96.

                                                                                                            NASDAQ STOCK MARKET
                                                                                                                (U.S. Companies)
6/20/96                                                                                                                  $100.00
7/31/96                                                                                                                    92.60
9/30/96                                                                                                                   105.30
11/29/96                                                                                                                  110.60
12/31/96                                                                                                                  110.40
Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends, if any.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 6/20/96.

                                                                                                              NASDAQ STOCKS (SIC
                                                                                                            1700-1799 US COMPANIES)
                                                                                                                Construction-special
                                                                                                                   trade contractors
6/20/96                                                                                                                      $100.00
7/31/96                                                                                                                        89.90
9/30/96                                                                                                                        91.60
11/29/96                                                                                                                       76.40
12/31/96                                                                                                                       80.90
Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends, if any.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 6/20/96.

------------------------

* Prepared by the Center for Research in Securities Prices, University of Chicago/Graduate School of Business.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH SENIOR MANAGERS

    In April 1996, the Company and certain of its Senior Managers entered into agreements providing for certain monthly security payments to be made by the Company to each such Senior Manager in exchange for non-competition and non-disclosure covenants. The Senior Managers included the following executive officers: Messrs. Cianciosi, Cooper, Gillespie and Schurter. The agreements superseded employment agreements which the Company had with each Senior Manager and do not contain any specified term of employment. In 1996, the Company made security payments of an aggregate of $60,000 each to Messrs. Cianciosi, Cooper, and Schurter and an aggregate of $65,000 to Mr. Gillespie. At December 31, 1996, an aggregate of $180,000 of such security payments remained to be paid to each of Messrs. Cianciosi, Cooper, and Schurter and an aggregate of $195,000 remained to be paid to Mr. Gillespie. These security payments are not contingent on future employment.

    In September 1994, the Company issued an aggregate of $4.0 million in performance notes to its Senior Managers in connection with the Company's repurchase of Common Stock (the "Senior Manager Performance Notes"). In 1996 the Company paid the entire $4.0 million of outstanding principal, together with all accrued and unpaid interest. Of such payments, each of Messrs. Cianciosi, Cooper, Gillespie, and Schurter received $500,000, plus accrued interest.

    Mr. Griffin resigned as Chairman, Chief Executive Officer and a director of the Company on February 12, 1996. In connection with his resignation, Mr. Griffin and the Company entered into a settlement and non-competition agreement (the "Griffin Agreement"). Under the Griffin Agreement, Mr. Griffin has released the Company from any and all actions which he may have against the Company and has received or is to receive, as full satisfaction and settlement of any and all claims that he may have against the Company: (i) $30,751.66 per month from February 1996 through February 1997; (ii) $20,751.66 per month from March 1997 through February 1999; (iii) $15,751.66 per month from March 1999 through December 1999; and (iv) payment, pursuant to its terms, of the $1.0 million aggregate amount outstanding under the Senior Manager Performance Note payable to Mr. Griffin, which amount, together with all accrued and unpaid interest, was paid in full by the Company in March and June 1996. The Company also agreed to pay all amounts due and payable to a health insurance carrier for the cost of providing health insurance coverage to Griffin until the earlier to occur of (x) January 1, 1997, and (y) the date on which Griffin becomes employed. The Company ceased making such health insurance payments on January 1, 1997. In June 1996 in connection with the Company's initial public offering, Mr. Griffin sold all of the 138,700 shares of Common Stock which he had owned.

    Mr. Schurter retired from the Company on February 20, 1997, at which time Mr. Schurter and the Company entered into a separation and non-competition agreement (the "Schurter Agreement"). Under the Schurter Agreement, Mr. Schurter has received or is to receive: (i) $155,000 in a lump sum payment; (ii) $5,000 per month from February 1997 through December 1999; (iii) in March 1997 or as soon thereafter as practicable, the balance of his 1996 incentive compensation payment; and (iv) in May 1997 or as soon thereafter as practicable, an additional payment reflecting incentive compensation for the period in 1997 in which he worked for the Company. In addition, the Company agreed that, for purposes of the Stock Option Plan, Mr. Schurter would be deemed to have retired as of February 1997, thereby causing all of Mr. Schurter's stock options with the Company to vest immediately. Under the terms of the Schurter Agreement, Mr. Schurter retained ownership of 127,350 shares of the Company's Common Stock and of options to acquire an additional 3,500 shares of the Company's Common Stock.

TRANSACTIONS WITH GLOBE AND GLOBE AFFILIATES

    Mr. Clegg, Chairman of the Board, Chief Executive Officer and President of the Company, is also the Chairman of the Board, Chief Executive Officer and controlling stockholder of Globe. In 1994, the Company and Globe entered into a management agreement, pursuant to which Globe provided certain management, treasury, legal, purchasing and other administrative services to the Company. This agreement terminated in June 1996 in connection with the Company's initial public offering. Prior to the agreement's termination, the Company incurred management fees to Globe of $311,000 for services in 1996.

    In September 1994, the Company and Globe became a consolidated group for federal tax purposes. As a result, Globe and the Company entered into a tax-sharing agreement which specified the allocation and payment of liabilities and benefits arising from the filing of a consolidated tax return. The tax sharing agreement required the Company to pay its share of the consolidated federal tax liability, as if it had taxable income, and to be compensated if losses or credits generated benefits that were utilized to reduce the consolidated tax liability. Pursuant to the tax sharing agreement, the Company made $1.5 million in payments to Globe in 1996. The tax sharing agreement was terminated in June 1996, simultaneously with the date the Company no longer qualified to be included in Globe's consolidated tax return.

    The Company purchases, through independent distributors, shingles and other roofing products manufactured by Globe. The Company does not purchase any products directly from Globe. In 1996, the Company purchased approximately $1.0 million of Globe roofing products through independent distributors, representing approximately 8% in dollar volume of all roofing products purchased by the Company. The Company believes that the prices charged by independent distributors for Globe products are competitive with comparable products of other roofing product manufacturers.

    In February 1996, the Company loaned Globe $1.5 million, at an interest rate of approximately 8.25% per annum. The entire amount of such principal plus interest in the amount of $18,000 was repaid in April 1996.

    Globe licenses the name "Diamond Shield" to the Company pursuant to an exclusive, royalty-free, perpetual license.

    In April 1996, the Company redeemed all of its outstanding Series A Preferred Stock which had been owned by Globe for $1.4 million. The price at which the Series A Preferred Stock was redeemed was equal to the purchase price paid by Globe for the Series A Preferred Stock in July 1993. No dividends or interest were paid to Globe with respect to the Series A Preferred Stock. Upon consummation of the Company's initial public offering in June 1996, the Company paid a special, one-time dividend of $8.6 million to its pre-initial public offering stockholders, which included management and Globe, with a portion of the net proceeds from the Company's initial public offering. As an 80% stockholder of the Company immediately prior to the Company's initial public offering, Globe received approximately $6.9 million of the dividend.

    Globe sold certain of its shares of Common Stock in the Company's initial public offering and again in the September 1996 offering. Pursuant to an agreement between Globe and the Company, the expenses of Globe with respect to both offerings were paid by the Company. The total expenses of the Company and Globe with respect to the offerings were approximately $1,200,000.

    HI, Inc. ("HI"), a company indirectly controlled by Mr. Clegg, provides call center services for the Company for which HI is paid a predetermined amount for each sales lead that it handles. In 1996, the Company paid HI approximately $302,000 and at December 31, 1996, approximately $66,000 was due HI for such services. The Company believes that the prices charged by HI are competitive with the prices charged by comparable call center providers. For a period of time in 1996, the Company leased portions of its headquarters office space and provided certain administrative services to HI's affiliate, The Handy Craftsmen, Inc. ("Handy Craftsmen"), at cost, in the aggregate amount of $126,000. The Company believes that the rent and the service fees charged to Handy Craftsmen for such leased office space and services approximated market rates. The leasing arrangement with Handy Craftsmen was discontinued prior to December 31, 1996.

LITIGATION

    International Equity Capital Growth Fund, L.P. ("IECGF") owns approximately 24% of the common stock (on a fully diluted basis) of Globe. In October 1994, IECGF indicated to Mr. Clegg that it desired liquidity and wanted to sell its interest in Globe. Discussions took place among various Globe representatives and representatives of IECGF regarding such a transaction, but IECGF had demanded a price which Globe had been unwilling and unable to meet. Globe is aware of negotiations and solicitations which IECGF has had with parties unrelated to Globe in attempts to sell its position. No transaction has occurred. In light of this, representatives of IECGF have taken a variety of actions which, in the opinion of certain members of Globe management, have been detrimental to Globe and are intended to strengthen the negotiating position of IECGF. In a meeting in April 1996, counsel for IECGF, in the course of negotiations regarding the possible purchase of IECGF's interest, threatened to file litigation if Globe did not arrange to purchase the IECGF position. This threat of litigation did not include any indication of the nature of the claims that would be asserted by IECGF.

    On May 14, 1996, IECGF filed a purported derivative action on behalf of Globe and the Company against Mr. Clegg and Jacob Pollock, a director of both Globe and the Company, in the Court of Chancery of the State of Delaware (the "Delaware Suit"). The complaint alleges, among other things, that Mr. Clegg breached his fiduciary duty to the Company by causing Catalog, a company in which Mr. Clegg is the Chairman of the Board and Chief Executive Officer and controlling stockholder (in lieu of the Company), to acquire Handy Craftsmen in 1994 and by virtue of the $2.0 million purchase price the Company is contemplating paying to Catalog for the assets of Handy Craftsmen. IECGF claims such price is in excess of the true value of those assets by an unspecified amount. The complaint also challenges as excessive a $150,000 payment made by the Company in 1994 to Catalog for the purchase of warrants, sales leads and call center services. No other specific transactions are challenged in the complaint relating to the Company's affairs. The complaint also makes allegations against Mr. Clegg and Mr. Pollock which include breach of fiduciary duty as a result of alleged conflicts of interest related to certain transactions which have been consummated at Globe. Mr. Clegg and Mr. Pollock have filed a motion to dismiss the complaint, which IECGF opposes. The court has not ruled on this motion.

    The Company believes that the allegations of the Delaware Suit are without merit. Mr. Clegg and Mr. Pollock strongly deny the breaches alleged in the Delaware Suit.

                               BOARD OF DIRECTORS

    The Board of Directors held four meetings during 1996. All directors attended at least 75 percent of the aggregate number of such meetings and of meetings of Board committees on which they served in 1996.

BOARD COMMITTEES

    The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Audit Committee held one meeting during fiscal year 1996. The Compensation Committee determines executive officers' and operating associates' salaries and bonuses and administers the Stock Option Plan. The Compensation Committee held two meetings during fiscal year 1996. The Executive Committee has the authority to take all actions which the Board of Directors as a whole would be able to take, except as limited by applicable law. The Executive Committee held no meetings during fiscal year 1996. Since April 1996, Messrs. Clegg, Gillespie and Stinson have served on the Company's Executive Committee and Messrs. Bere and Stinson have served on the Company's Compensation Committee and Audit Committee.

DIRECTOR COMPENSATION

    Directors who are not employees or officers of the Company receive $1,000 for each Board and committee meeting attended. In addition, all directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company do not receive additional compensation for service as a director. Each year, commencing in 1997, nonemployee directors who have served as a member of the Company's Board of Directors for at least one year will also receive options to purchase 1,000 shares of the Company's Common Stock pursuant to the Company's Nonemployee Director Stock Option Plan.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of the Company's officers, its directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. During 1996, to the knowledge of the Company, its officers, directors, and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements, except that Ms. Patterson, Vice President--Administration, filed on October 11, 1996, a Statement of Changes in Beneficial Ownership (Form 4) to reflect a transaction that was reportable no later than October 10, 1996, Mr. Clegg filed an amendment on October 10, 1996, to a Statement of Changes in Beneficial Ownership (Form 4) to reflect a transaction that was reportable no later than July 10, 1996, and Globe filed on October 10, 1996, a Statement of Changes in Beneficial Ownership (Form 4) to reflect a transaction that was reportable no later than July 10, 1996.

                                    AUDITORS

    The firm of Ernst & Young LLP was the Company's independent auditors for 1996 and has been selected as independent auditors to audit the books, records and accounts of the Company for 1997.

    Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                         PROPOSALS OF SECURITY HOLDERS

    A stockholder proposal to be presented at the 1998 Annual Meeting must be received at the Company's executive offices, 222 Church Street, Woodstock, Illinois 60098 by no later than December 19, 1997, for evaluation as to inclusion in the Proxy Statement in connection with such Meeting.

    In order for a stockholder to nominate a candidate for director, under the Company's By-Laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting of stockholders or if the Company mails its notice and proxy to the stockholders less than sixty (60) days prior to the annual meeting, within ten (10) days after the notice and proxy is mailed. Such notice must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

    In order for a stockholder to bring other business before a stockholders meeting, timely notice must be given to the Secretary of the Company within the time limits described above. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

                    OTHER MATTERS TO COME BEFORE THE MEETING

    The Board of Directors of the Company knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors

                                          Joseph U. Schorer

                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Date: April 18, 1997

PROXY                                                                     PROXY
                             DIAMOND HOME SERVICES, INC.

             222 CHURCH STREET, DIAMOND PLAZA, WOODSTOCK, ILLINOIS 60098

                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 15, 1997

    The undersigned hereby appoints Richard G. Reece and Joseph U. Schorer, or either of them, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Stockholders of Diamond Home Services, Inc., to be held at The Clarion Hotel at O'Hare, 6810 North Mannheim Road, Rosemont, Illinois, on Friday, May 15, 1997, at 10 A.M., local Chicago time, or at any adjournment thereof as follows:

    THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1.

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                             USING THE ENCLOSED ENVELOPE.

                     (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------


       PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /x/

1.  ELECTION OF DIRECTORS--
    NOMINEES:  James F. Bere, Jr., C. Stephen Clegg,                         For All
    James M. Gillespie, Jacob Pollock and                   For  Withhold   Except Nominees
    George A. Stinson                                        All    All     listed below
    (INSTRUCTION:  To withhold authority to vote for any    / /    / /      / /
    individual nominee, write the nominee's name below:
                                                                                     2.  In their discretion on any other matter
                                                                                     that may properly come before the meeting or
    ----------------------------------------------------                             any adjournment thereof.








                                                                                               Dated:------------------1997

                                                                                     Signature(s)--------------------------

                                                                                     --------------------------------------
                                                                                     When signing as attorney, administrator,
                                                                                     personal representative, executor, custodian,
                                                                                     trustee, guardian or corporate official,
                                                                                     please give your full title as such.  When
                                                                                     stock is held in the name of more than one
                                                                                     person, each such person should sign the
                                                                                     proxy.


                               YOUR VOTE IS IMPORTANT!

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                             USING THE ENCLOSED ENVELOPE